Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Lori Stafford-Thomas	David Banks
Asst. Vice President Corp. Communications	Vice President Investor Relations
262-879-5130	262-879-5055
Lori.stafford@fiserv.com	David.banks@fiserv.com

For Immediate Release

Fiserv Reports First Quarter 2009 Results

Adjusted earnings increase 10 percent to $0.88 per share;

Free cash flow increases 9 percent to $189 million

Brookfield, Wis., April 30, 2009 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the first quarter of 2009. These financial results reflect the disposition of a 51% interest in Fiserv’s insurance operations (“Fiserv Insurance”) in July of 2008.

Total GAAP revenue was $1.04 billion for the first quarter of 2009 compared with $1.31 billion in 2008. Total adjusted revenue decreased 3 percent to $989 million for the first quarter of 2009 compared with $1.02 billion in 2008 due primarily to declines in the home equity processing business.

GAAP earnings per share from continuing operations for the first quarter of 2009 were $0.65 compared with $0.60 for the first quarter of 2008. GAAP earnings per share for the quarter including discontinued operations were $0.66 compared with $1.99 for the first quarter of 2008, which included $1.39 from discontinued operations due primarily to gains on disposition.

Adjusted earnings per share from continuing operations were up 10 percent to $0.88 for the quarter compared with $0.80 in 2008. Adjusted internal revenue declined by 4 percent in the first quarter.

Adjusted operating margin increased 210 basis points compared with the first quarter of 2008 to 27.9 percent. The increase in operating margin was primarily from growth in higher-margin revenue, favorable changes in the company’s business mix and operating efficiency.

“Our results showcase the strength of our business model as we continue to deliver highly valued products and services across the financial services market,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “In spite of the expected revenue weakness in the quarter, we managed the business to optimize margins and grew adjusted earnings per share ten percent. In addition, we took proactive steps to increase our investments in several key areas that should enhance market differentiation and boost growth. We are pleased with our start to the year.”

First Quarter Highlights

•	Free cash flow for the quarter increased 9 percent to $189 million compared with 2008;

•

Adjusted operating income in the payments segment increased 11 percent to $155 million, and adjusted operating margin increased 280 basis points to 31.9 percent. The margin expansion resulted from growth in higher-margin revenue and continued cost synergy savings associated with the CheckFree acquisition;

Press Release

•	Operating margin in the financial segment increased 180 basis points in the quarter to 27.0 percent through ongoing cost efficiencies and strength in the account processing business;

•	The company expanded its payments footprint by signing 107 clients for its electronic bill payment services and 48 clients for its EFT/debit services in the quarter;

•	The company launched a new brand identity and an enhanced market approach in the quarter, renewing its commitment to lead the transformation of financial services technology;

•	Wal-Mart expanded its walk-in bill payment capabilities with the CheckFreePay Bill Payment Solution allowing consumers to pay their bills at any Wal-Mart location in the country;

•

Ameren Corporation, a Midwestern, investor-owned utility, selected Fiserv Output Solutions to print and mail customer utility bills and communications under a five-year outsourcing agreement. Additionally, Ameren is enhancing its online self-service offerings through Fiserv’s electronic bill presentment and payment, and Biller Direct HV™;

•

Urban Trust Bank, a federally chartered, full-service thrift headquartered in central Florida, signed a six-year agreement for an array of Fiserv solutions, including the Cleartouch bank platform, EFT services, branch and teller source capture, and electronic bill payment;

•	Conexus Credit Union, Canada’s seventh largest credit union with $3.69 billion in assets and 118,000 members selected Fiserv’s iSpectrum Platform as its account processing system.

Outlook for 2009

Fiserv continues to expect full-year 2009 adjusted earnings per share from continuing operations to be within a range of $3.61 to $3.75, which represents growth of 10 to 14 percent compared with $3.29 in 2008. The company expects 2009 adjusted internal revenue growth to be in a range of 0 to 4 percent. The adjusted earnings per share outlook excludes the impact of extraordinary gains or charges, merger and integration costs and amortization of acquisition-related intangible assets.

“We are on track to achieve our full-year targets in a watershed year for the financial services industry ,” said Yabuki.

Earnings Conference Call

The company will discuss its first quarter 2009 results on a conference call and Webcast at 4 p.m. CDT on April 30. To register for the event go to www.fiserv.com and click on the Q1 Earnings Webcast icon. Supplemental materials and an accompanying presentation will be available in the “For Investors” section of the website.

Use of Non-GAAP Financial Measures

We supplement our reporting of total revenues, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenues,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share from continuing operations,” “adjusted operating margin,” “free cash flow,” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or unusual revenue or expense items, and the exclusion of certain pass-through revenues and expenses, enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP

Press Release

measures. We also exclude the financial results of Fiserv Insurance from “adjusted revenues,” “adjusted operating income” and “adjusted operating margin” because we sold a majority interest in our Insurance segment in 2008 and, accordingly, believe that these results reflect the performance of our remaining primary operations.

Examples of non-cash or unusual items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, severance costs and merger and integration expenses. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations. We regularly report our adjusted results to our chief executive officer, who uses this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are described in detail on pages 9 and 11. Adjusted internal revenue growth percentage is a non-GAAP financial measure that the company believes is useful to investors because it presents internal revenue growth excluding postage reimbursements in the company’s output solutions business and the deferred revenue purchase accounting adjustment. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenues, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry, Fiserv celebrates its 25th year in 2009. For more information, visit www.fiserv.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share from continuing operations and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry or from decreased spending on the products and services that the company offers; the company’s ability to complete, and the timing of and the proceeds from, the sale of the remainder of the Fiserv ISS business, including the risk that the conditions to the completion of the transaction may not be satisfied or the required regulatory approvals may not be obtained timely or at all; the company’s ability to successfully integrate CheckFree’s operations; changes in client demand for the company’s

Press Release

products or services; pricing or other actions by competitors; the impact of the company’s Fiserv 2.0 initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2009	2008(1)
Revenues
Processing and services	$852	$943
Product	192	363

Total revenues	1,044	1,306

Expenses
Cost of processing and services	483	558
Cost of product	142	307
Selling, general and administrative (2)	201	211

Total expenses	826	1,076

Operating income	218	230
Interest expense – net	(54)	(69)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	164	161
Income tax provision	(63)	(62)
Income from investment in unconsolidated affiliate - net of income taxes (1)	1	—

Income from continuing operations	102	99
Income from discontinued operations – net of income taxes (3)	1	230

Net income	$103	$329

GAAP earnings per share
Continuing operations (2)	$0.65	$0.60
Discontinued operations (3)	0.01	1.39

Total	$0.66	$1.99

Diluted shares used in computing earnings per share	156.0	165.4

(1)

In July 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance (n/k/a Stone River). The financial results for 2008 include the revenue and operating income of Fiserv Insurance as disclosed on page 7. In 2009, the company has reported its 49% share of net income in Fiserv Insurance as “income from investment in unconsolidated affiliate.”

(2)	Selling, general and administrative expenses include a $15 million pre-tax charge ($0.06 per share) in the first quarter of 2009 for employee severance and related expenses.
(3)	Discontinued operations results for the first quarter of 2008 include after-tax gains on dispositions totaling $1.39 per share.

See page 3 for disclosures related to the use of non-GAAP financial information.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2009	2008
GAAP income from continuing operations	$102	$99
Adjustments:
Merger costs and other adjustments (1)	7	16
Severance costs (2)	15	—
Amortization of acquisition-related intangible assets	36	37
Tax benefit of adjustments	(22)	(20)

Adjusted income from continuing operations	$138	$132

GAAP earnings per share - continuing operations	$0.65	$0.60
Adjustments - net of income taxes:
Merger costs and other adjustments (1)	0.03	0.06
Severance costs (2)	0.06	—
Amortization of acquisition-related intangible assets	0.14	0.14

Adjusted earnings per share - continuing operations	$0.88	$0.80

(1)

Merger costs and other adjustments include integration project management, retention bonuses and other expenses associated with the acquisition of CheckFree and deferred revenue adjustments based on the purchase price allocation for the CheckFree acquisition for which the company estimated the fair value of deferred revenue from license fees and other client payments. The deferred revenue adjustments, as reflected on page 7, represent revenue that would have been recognized by CheckFree or companies it acquired consistent with past practices, which the company did not record due to GAAP purchase accounting requirements.

(2)	Represents employee severance and related expenses associated with an announced reduction in force of approximately 700 employees, or 3.5 percent of the company’s total workforce.

See page 3 for disclosures related to the use of non-GAAP financial information.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended March 31,
	2009	2008
Total Company
Revenues	$1,044	$1,306
Fiserv Insurance (1)	—	(245)
Output solutions postage reimbursements	(57)	(46)
Deferred revenue adjustment	2	9

Adjusted revenues	$989	$1,024

Operating income	$218	$230
Fiserv Insurance (1)	—	(18)
Merger costs and other adjustments	7	16
Severance costs	15	—
Amortization of acquisition-related intangible assets	36	37

Adjusted operating income	$276	$265

Operating margin	20.9%	17.6%
Adjusted operating margin	27.9%	25.8%

Financial Institution Services (“Financial”)
Revenues	$509	$549

Operating income	$137	$138

Operating margin	27.0%	25.2%

Payments and Industry Products (“Payments”)
Revenues	$544	$529
Output solutions postage reimbursements	(57)	(46)

Adjusted revenues	$487	$483

Operating income	$155	$140

Operating margin	28.5%	26.5%
Adjusted operating margin	31.9%	29.1%

Corporate and Other
Revenues	$(9)	$(17)
Deferred revenue adjustment	2	9

Adjusted revenues	$(7)	$(8)

Operating loss	$(74)	$(66)
Merger costs and other adjustments	7	16
Severance costs	15	—
Amortization of acquisition-related intangible assets	36	37

Adjusted operating loss	$(16)	$(13)

(1)	In July 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance.

See page 3 for disclosures related to the use of non-GAAP financial information and the footnotes on page 6 for explanations of adjustments to revenue and operating income. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations (1)

(In millions, unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$103	$329
Adjustment for discontinued operations	(1)	(230)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	48	52
Amortization of acquisition-related intangible assets	36	37
Share-based compensation	11	8
Deferred income taxes	3	7
Other non-cash items	(1)	(1)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	50	(2)
Prepaid expenses and other assets	4	5
Trade accounts payable and other liabilities	(17)	14
Deferred revenues	(12)	—

Net cash provided by operating activities	224	219

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(45)	(50)
Payment for acquisitions of businesses, net of cash acquired	—	(17)
Other investing activities	3	(30)

Net cash used in investing activities	(42)	(97)

Cash flows from financing activities
Repayments of long-term debt – net	(101)	(632)
Issuance of common stock and treasury stock	10	16
Purchases of treasury stock	(25)	(94)
Other financing activities	4	5

Net cash used in financing activities	(112)	(705)

Change in cash and cash equivalents	70	(583)
Net cash transactions from discontinued operations	10	657
Beginning balance	232	297

Ending balance	$312	$371

(1)	Cash flows from discontinued operations are excluded from the above Condensed Consolidated Statements of Cash Flows for all periods presented.

Press Release

Fiserv, Inc.

Free Cash Flow

(In millions, unaudited)

	Three Months Ended March 31,
	2009	2008
Income from continuing operations	$102	$99
Depreciation and other amortization	48	52
Amortization of acquisition-related intangible assets	36	37
Share-based compensation	11	8
Capital expenditures	(45)	(50)

Free cash flow before changes in working capital	152	146
Changes in working capital-net	27	23
Non-recurring items	10	5

Free cash flow	$189	$174

Net cash provided by operating activities	$224	$219
Capital expenditures	(45)	(50)
Non-recurring items	10	5

Free cash flow	$189	$174

Free cash flow has been adjusted for payments totaling $10 million and $5 million in 2009 and 2008, respectively, related to after-tax merger and severance costs. Management believes it is appropriate to exclude these payments from the calculation of free cash flow because they may not be indicative of the future free cash flow of the company. See page 3 for disclosures related to the use of non-GAAP financial information.

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$312	$232
Trade accounts receivable – net	552	601
Deferred income taxes	62	71
Prepaid expenses and other current assets	307	295
Assets of discontinued operations held for sale (1)	954	946

Total current assets	2,187	2,145
Property and equipment – net	294	303
Intangible assets – net	2,093	2,121
Goodwill	4,408	4,409
Other long-term assets	354	353

Total	$9,336	$9,331

Liabilities and Shareholders’ Equity
Trade accounts payable	$94	$101
Accrued expenses	527	522
Deferred revenues	329	338
Current maturities of long-term debt	255	255
Liabilities of discontinued operations held for sale (1)	835	831

Total current liabilities	2,040	2,047
Long-term debt	3,752	3,850
Deferred income taxes	527	530
Other long-term liabilities	309	310

Total Liabilities	6,628	6,737
Shareholders’ Equity	2,708	2,594

Total	$9,336	$9,331

(1)

Assets and liabilities of the final portion of Fiserv ISS are reported as assets and liabilities of discontinued operations held for sale as of December 31, 2008 and March 31, 2009. The company expects to dispose of the final portion of Fiserv ISS in 2009.

Press Release

Fiserv, Inc.

Selected Key Metrics

Adjusted Internal Revenue Growth (1)	Three Months Ended March 31, 2009
Financial Segment (2)	(8)%
Payments Segment	1%

Total Company	(4)%

(1)

Adjusted internal revenue growth percentages are measured as the increase in adjusted revenues (see page 7) for the current period less “acquired revenue from acquisitions” divided by adjusted revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” was $7 million ($6 million in the financial segment and $1 million in the payments segment) for the first quarter of 2009 and represents pre-acquisition adjusted revenue of acquired companies, less dispositions, for the comparable prior year period.

(2)

Home equity loan processing revenues decreased by $19 million in the first quarter of 2009 to $23 million, due primarily to the significant downturn in the U.S. mortgage market. This negatively impacted internal revenue growth in the financial segment by 3 percent. In addition, contract termination fee revenue in the financial segment declined by $14 million in the first quarter of 2009 to $1 million, also adversely impacting segment revenue growth by 3 percent. The negative impact of foreign currency on the financial segment was approximately 1 percent.

		2009 Attainment
Fiserv 2.0 Metrics (in millions)	2009 Objective	Dollars	Percentage
Integrated Sales (1)	$90	$20	22%
Operational Effectiveness (2)	$60	$21	35%

Electronic Payment Metrics (in millions)	Q1-09
Bill Payment Transactions (3)	333
Bill Payment Year-over-Year Transaction Growth	8%
e-Bills Delivered	80
e-Bill Growth Year-over-Year	12%

(1)

Integrated Sales targets are exclusive of amounts included in the annual sales quota and include sales from a designated list of additional products sold to account processing clients. Dollar value is the amount of recurring annual revenue.

(2)

Operational Effectiveness targets represent cost savings associated with Fiserv 2.0 and the synergy savings associated with combining CheckFree with Fiserv. The “2009 Objective” is the total amount of savings targeted to be attained in the measurement period which is incremental to the amount attained in 2008.

(3)	Bill Payment Transactions represent online bill payment transactions occurring through financial institutions, brokerage firms or portals.

See page 3 for disclosures related to the use of non-GAAP financial information.

FISV-E

#  #  #